EXHIBIT 99.1 - PRESS RELEASE ISSUED SEPTEMBER 16, 2005

Contact:	Bevo Beaven, Vice President
Bill Conboy, Sr. Account Executive
CTA Public Relations
303-665-4200
Bill@ctapr.com
Bevo@ctapr.com

Harken Energy Raises $6.3 Million from Lyford Warrant Exercise

DALLAS, TX - September 16, 2005 -Harken Energy Corporation (AMEX: HEC) announced today that Lyford Investment Enterprises, Ltd (“Lyford”) exercised warrants to purchase 7,000,000 Global Energy Development, PLC (“Global”) ordinary shares held by Harken. The transaction raised approximately $6.3 in new capital for Harken Energy.

As a result of the exercise of warrants, Harken now holds 11,975,641 ordinary shares, representing 34.09% of the Global’s issued share capital, and Lyford holds 7,000,000 ordinary shares, representing 19.93% of the Global’s issued share capital. There are no further warrants outstanding with respect to Global’s ordinary shares.

Harken Energy Corporation is engaged in oil and gas exploration, development and production operations both domestically and internationally through its various subsidiaries. Additional information may be found at the Harken Energy Web site, www.harkenenergy.com, or by calling Bevo Beaven or Bill Conboy at CTA Public Relations at (303) 665-4200.

Certain statements in this announcement including statements such as “believes”, “anticipates”, “expects” and all similar statements regarding future expectations, objectives, intentions and plans for oil and gas exploration, development and production may be regarded as “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made. Management’s current view and plans, however, are subject to numerous known and unknown risks, uncertainties and other factors that may cause the actual results, performance, timing or achievements of Harken to be materially different from any results, performance, timing or achievements expressed or implied by such forward-looking statements. The various uncertainties, variables, and other risks include those discussed in detail in the Company’s SEC filings, including the Annual Report on Form 10-K/A, as amended, for the year ended December 31, 2004 and its Quarterly Report on Form 10-Q for the period ended June 30, 2005. Harken undertakes no duty to update or revise any forward-looking statements. Actual results may vary materially.

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